Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 426-1454

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FOURTH QUARTER AND FISCAL 2013

LAUREL, Miss. (December 17, 2013) – Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2013.

Net sales for the fourth quarter of fiscal 2013 were $727.1 million compared with $648.4 million for the same period a year ago. For the quarter, the Company reported net income of $45.3 million, or $1.97 per share, compared with net income of $9.3 million, or $0.41 per share, for the fourth quarter of fiscal 2012.

Net sales for fiscal 2013 were $2.683 billion compared with $2.386 billion for fiscal 2012. Net income for the year totaled $130.6 million, or $5.68 per share, compared with net income of $53.9 million, or $2.35 per share, for last year.

“The fourth quarter of fiscal 2013 marked a strong finish to a successful year for Sanderson Farms and the poultry industry,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “We reported record annual sales of $2.683 billion, a 12.4 percent increase over fiscal 2012. While poultry markets improved compared to fiscal 2012, grain prices remained near record high levels during much of fiscal 2013 before moderating during the fourth quarter on optimism surrounding the current year’s grain harvest. However, the improved poultry market prices more than offset the higher feed costs, and our margins improved significantly during fiscal 2013 compared to fiscal 2012. For the year, we sold 3.031 billion pounds of dressed poultry, another record, compared with 2.952 billion pounds in fiscal 2012.”

According to Sanderson, overall market prices for poultry products were higher in the fourth quarter of fiscal 2013 compared with prices a year ago, but came down significantly from peaks earlier during the year. As measured by a simple average of the Georgia dock price for whole chickens, prices were higher by approximately 10.9 percent in the Company’s fourth fiscal quarter compared with the same period in fiscal 2012, and were higher by 10.4 percent for the fiscal year compared with the prior year. The Georgia Dock whole bird price remained in record territory through all of fiscal 2013 and reflected steady demand for the Company’s retail chill pack product during this fiscal year. Boneless breast meat prices averaged 8.4 percent higher in the fourth quarter than the prior-year period. For fiscal 2013, boneless prices were 15.3 percent higher when compared with fiscal 2012. Jumbo wing prices averaged $1.43 per pound during the fourth quarter of fiscal 2013, down 16.5 percent from the average of $1.71 per pound during the prior-year period. Jumbo wing prices averaged $1.50 per pound during the fiscal year, down 5.1 percent from the average of $1.58 per pound for fiscal 2012. The average market price for bulk leg quarters decreased approximately 1.4 percent for the quarter, and decreased approximately 0.5 percent for fiscal 2013. The steady dark meat prices reflect continued good export demand during the year. Cash prices for corn and soybean meal, the Company’s primary feed ingredients, increased during the year but were down 32.8 percent and 1.6 percent, respectively, during the fourth fiscal quarter when compared with the fourth quarter a year ago. For the year, total feed costs in broiler flocks processed were 5.7 percent higher than fiscal 2012.

-MORE-

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2013

December 17, 2013

“We are pleased that our profitability during fiscal 2013 allowed us to significantly reduce outstanding debt and strengthen our balance sheet,” Sanderson continued. “As a result, we are well positioned to continue our growth strategy, and we began construction of our new poultry complex in Palestine, Texas, in October. Operations at that new facility are scheduled to start in the first calendar quarter of 2015, and the pounds produced in Palestine, at full production, will represent a 16 percent increase in our capacity.

“As of October 31, 2013, our balance sheet reflected $924.6 million in assets, stockholders’ equity of $671.6 million and net working capital of $269.2 million. Our total long-term debt at year-end was $29.4 million. A strong balance sheet is an important advantage in our industry, especially given today’s economic environment, and provides us with the financial strength to not only support our growth strategy, but also to manage our operations through challenging market conditions. We deeply appreciate the hard work and dedication to excellence of our employees, growers and everyone associated with our Company,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, December 17, 2013, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through December 27, 2013. Those without Internet access, or who prefer to participate via telephone, may call 1-888-244-2414, access code 6917097.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2013, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

-MORE-

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2013

December 17, 2013

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future demand for its products, future prices for feed grains and future production levels.

-MORE-

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2013

December 17, 2013

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2013	2012	2013	2012
	(Unaudited )	(Unaudited )
Net sales	$727,061	$648,379	$2,682,980	$2,386,105
Costs and expenses:
Cost of sales	624,937	612,547	2,377,055	2,212,692
Selling, general and administrative	30,345	20,325	100,247	77,097

	655,282	632,872	2,477,302	2,289,789

Operating income	71,779	15,507	205,678	96,316

Other income (expense):
Interest income	15	8	27	17
Interest expense	(1,159)	(1,814)	(6,136)	(9,201)
Other	510	0	544	(560)

	(634)	(1,806)	(5,565)	(9,744)

Income before income taxes	71,145	13,701	200,113	86,572
Income tax expense	25,875	4,354	69,496	32,628

Net income	$45,270	$9,347	$130,617	$53,944

Basic earnings per share	$1.97	$0.41	$5.68	$2.35

Diluted earnings per share	$1.97	$0.41	$5.68	$2.35

Dividends per share	$0.20	$0.17	$0.71	$0.68

-MORE-

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2013

December 17, 2013

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	October 31, 2013	October 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$85,563	$27,802
Accounts receivable, net	108,980	98,022
Inventories	205,855	235,912
Refundable income taxes	0	4,467
Deferred income taxes	478	3,945
Prepaid expenses	29,867	27,639

Total current assets	430,743	397,787

Property, plant and equipment	1,035,044	985,198
Less accumulated depreciation	(546,578)	(489,885)

	488,466	495,313

Other assets	5,436	3,353

Total assets	$924,645	$896,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,418	$82,755
Accrued expenses	58,271	42,082
Accrued income taxes	11,055	0
Current maturities of long-term debt	10,799	10,757

Total current liabilities	161,543	135,594

Long-term debt, less current maturities	29,414	150,212
Claims payable	9,000	4,000
Deferred income taxes	53,089	56,572
Stockholders’ equity:
Common stock	23,016	22,969
Paid-in capital	142,482	135,283
Retained earnings	506,101	391,823

Total stockholders’ equity	671,599	550,075

Total liability and stockholders’ equity	$924,645	$896,453

-END-